                                                                   Exhibit 10.12



                  TOLL MANUFACTURING AND PACKAGING AGREEMENT

     This Toll Manufacturing and Packaging Agreement is made as of this 24/th/ day of February, 1998, by and between Cephalon, Inc., 145 Brandywine Parkway, West Chester, PA 19380-4245 ("CEPHALON") and Circa Pharmaceuticals, Inc., 33 Ralph Avenue, P.O. Box 30, Copiague, NY 11726-0030 ("CIRCA"').

     WHEREAS, CEPHALON holds certain rights to manufacture, market and sell in the United States, Mexico, Japan, the United Kingdom and Ireland, the pharmaceutical product modafinil;

     WHEREAS, CEPHALON possesses certain know how and other confidential and proprietary information relating to the process of manufacturing and packaging modafinil in finished dosage form;

     WHEREAS, CEPHALON previously has engaged CIRCA to perform certain manufacturing and consulting activities relating to the supply of modafinil, and now wishes to engage CIRCA on a long-term basis to formulate and package modafinil tablets in dosage form for subsequent sale by CEPHALON in the United States, Mexico, Japan, the United Kingdom and Ireland, and for certain clinical and other purposes; and

     WHEREAS, CIRCA has suitable facilities and equipment and sufficient qualified personnel at its plant in Copiague, New York to formulate and package commercial quantities of modafinil in dosage form, and is willing to provide such services on the terms and conditions set forth below.

     NOW, THEREFORE, the parties hereto agree as follows:

I.   DEFINITIONS

     As Used in this Agreement:

     1.1 "Active Drug Substance" means the compound modafinil having those specifications as set forth on Schedule A hereto.

     1.2 "Adverse Experience" or "AE" shall mean any unfavorable and unintended change in the structure (signs), function (symptoms), or chemistry (laboratory data) of the body temporally associated with any use of a Product or of a derivative thereof, whether or not the adverse experience is considered to be related to the use of the Product, including but not limited to any of the following: an unexpected side effect, injury, toxicity or sensitivity reaction, which may include an experience of unexpected incidence and severity; an adverse experience occurring in the course of the use of a drug product in professional practice; an adverse experience occurring in clinical studies; an adverse experience occurring from drug overdose; whether accidental or intentional; an adverse experience occurring from drug abuse; an adverse experience occurring from drug withdrawal; and any significant failure of expected pharmacological action.

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     1.3  "Affiliate" means any corporation or other business entity which, directly or indirectly, is controlled by, controls, or is under common control with CEPHALON or CIRCA. For this purpose, "control" shall be deemed to mean ownership of fifty percent (50%) or more of the stock or other equity of such entity.

     1.4 "Confidential Information" means any confidential or proprietary information relating to the manufacture and packaging of the Product.

     1.5 "Product" means modafinil in final packaged dosage forms meeting the Product specifications established in Schedule B hereto.

     1.6 "Starting Material" means certain interactive raw material (including without limitation, compressil) necessary to formulate and package the Product to be acquired directly CIRCA, as set forth in Schedule A hereto.

     1.7 "Trademark" or "Trademarks" shall mean Provigil(R), as well as any other trademark owned or used by CEPHALON in connection with the Product and listed on Schedule A hereto.


II.  APPOINTMENT AND TERM

     2.1  Appointment.   CEPHALON hereby appoints CIRCA, and CIRCA hereby
          ------------
accepts appointment, as a toll manufacturer to formulate and package the Product.

     2.2  Manufacturing and Packaging Services.   During the term of this
          -------------------------------------
Agreement, CIRCA shall formulate Product, which shall include the validation of commercial batches of the Product in accordance with the procedures established in Schedule D hereto, and the preparation of the Product for commercial sale to customers by CEPHALON. In addition, Circa shall label and package Product in accordance with instructions provided by CEPHALON. CEPHALON will supply masters for labels, package inserts and packaging. The content of the labels, package inserts and packaging shall be the sole and exclusive responsibility of CEPHALON. CIRCA will procure, test, inspect and approve all labels, package inserts and packaging used for this Product. CIRCA will submit all new labels, package inserts and packaging used for Product to CEPHALON for approval prior to use.

     2.3  Specific Duties.  In addition to its general obligations relating to
          ----------------
formulating and packaging, CIRCA shall perform the following services:


          (i)  receiving and storing all Active Drug Substance;

          (ii) placing orders for, acquiring and storing all Starting Material and packaging components;

          (iii) quality control and testing of all Active Drug Substance, Starting Material in process materials, bulk tablets, finished dosage Product and packaging components, in order to assure compliance with all applicable standards and specifications;

          (iv) managing clearance of customs for all Starting Materials and packaging components, as necessary;

          (v) conducting stability testing of Product in accordance with the procedures established in Schedule D hereto; and

          (vi) performing such other services as agreed upon in writing by the parties.


     2.4  Term. Unless terminated in accordance with the provisions of Article
          ----
XX, this Agreement will remain in effect for a period of three (3) years from the date hereof (the "Initial Term"), and shall automatically be renewed for consecutive terms of one year.

III. PRODUCT QUANTITY, QUALITY AND MANUFACTURING PROCESSES

     3.1  Quantity. CIRCA will manufacture, package and supply to CEPHALON all
          --------
quantities of Product ordered by CEPHALON or an Affiliate thereof for subsequent sale by CEPHALON or an Affiliate or agent thereof in the United States, Mexico, Japan, the United Kingdom or Ireland, and for certain clinical or other purposes as may be determined by CEPHALON. The parties acknowledge that, during the pendency of this Agreement, CIRCA shall serve as the manufacturer of a majority of Product produced for sale by CEPHALON in such geographic ares, provided however, that CEPHALON shall have no obligation to place any orders for any minimum quantities of Product, and provided further, that CEPHALON may in its sole discretion engage a second toll manufacturer and packager to produce Product for sale in such areas.

     3.2  Quality. All Product manufactured by CIRCA for CEPHALON under this
          -------
Agreement will meet the Product specifications established in Schedule B hereto (the Specifications"), as well as the quality assurance standards established in Schedule C hereto (the "Technical Agreement"). Such Specifications, as well as the terms and conditions of the Technical Agreement, will be provided by CEPHALON, agreed upon by CIRCA, and are subject to modification from time to time by mutual agreement of the parties.

     3.3  Manufacturing Processes. Circa has furnished CEPHALON with a copy of
          -----------------------
its production procedures and has identified to CEPHALON the equipment to be used to produce the Product, all as set forth in Schedule C hereto. CIRCA agrees that it will not modify these procedures, nor modify any method of formulation, packaging, labeling or testing the Product (including analytical procedures, components, process, Specifications, controls, storage, stability protocols), without notifying CEPHALON or obtaining CEPHALON's prior written consent as required in Schedule C hereto. Costs incurred by CIRCA as a result of any such changes or modifications requested by the FDA or by CEPHALON and relating solely to the production of the Product will be borne by CEPHALON; costs for other changes will be borne by CIRCA.

IV.  TOLLING FEES

     For each unit of Product made and supplied to CEPHALON under this Agreement (provided it meets the quality requirements established herein) CEPHALON will pay CIRCA a tolling fee in accordance with the terms established in Schedule E hereto.

V.   CONFIDENTIAL INFORMATION AND KNOW-HOW

     5.1 The parties acknowledge that CEPHALON has provided Confidential Information to CIRCA in connection with the formulation and packaging of the Product, and further acknowledge that all such Confidential Information (as well as any additional Confidential information provided to CIRCA by CEPHALON hereunder) shall be subject to the provisions of the Article V. Any and all information, knowledge, technology, and trade secrets relating to the Product or the production, packaging, labeling or testing thereof, including any of the foregoing that is obtained or developed by CIRCA in the performance of this Agreement (herein the "Know-How") shall be held in confidence by CIRCA, and CIRCA shall not use such Know-How for itself or for any third party nor disclose the same to any third party except as provided below.

     5.2 CIRCA will disclose to CEPHALON all Confidential Information and Know-How developed by or for CIRCA during the term of this Agreement, promptly as it is developed. CIRCA agrees and acknowledges that any Confidential Information and Know-How, whether developed by CEPHALON, by CIRCA, or by CEPHALON and CIRCA in collaboration hereunder, shall be the property of CEPHALON, and the CIRCA shall have no rights or claims to any such Know-How except insofar as it shall have access to and use of such Know-How to fulfill its obligations hereunder. If any such Know-How is considered to be a patentable invention, CEPHALON shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents covering such invention as provided below.

     5.3 All Know-How or other Confidential Information, disclosed or confirmed in writing and designated as confidential by CEPHALON, shall be held in confidence by CIRCA, shall not be used by CIRCA for any purpose except as provided hereunder and shall not be disclosed to third parties except for disclosure to its Affiliates or governmental authorities, or except as otherwise necessary to carry out CIRCA's obligations under this Agreement. If CIRCA finds it necessary to disclose such Confidential Information or Know-How to a third party, CIRCA will not do so without first obtaining the written consent of CEPHALON and entering into an agreement with the third party which binds the third party to the same obligations of restricted use and disclosure as are undertaken by CIRCA in this Agreement.

     5.4 CIRCA shall keep all such Know-How and Confidential Information in a special file which shall be solely under the direction and control of CIRCA's senior management. CIRCA shall not distribute any such Know-How or Confidential Information except to its employees who have a need to know in connection with the performance of their duties in satisfying the obligations of CIRCA hereunder. Any CIRCA employee who receives such Know-How or Confidential Information shall be advised as to the confidential nature thereof and the prohibitions contained herein. CIRCA will use its best efforts to keep a record of those individuals who have received copies of the Know-How and Confidential Information or any portions thereof, and all copies of any portions thereof will be identified by CIRCA as confidential. Upon termination of this Agreement, and upon the request of CEPHALON, CIRCA shall return or destroy all such Know-How and Confidential Information and any copies thereof in its possession.

     5.5 Termination of this Agreement shall not operate to extinguish CIRCA's obligation to treat Know-How and Confidential Information as provided herein, and the same shall continue in effect in accordance with the Article for ten
(10) years with respect to such Confidential Information, and until such Know-How is otherwise disclosed, as the case may be.

     5.6 Nothing contained herein shall be deemed to grant to CIRCA, either expressed or implied, a license or other right or interest in the Know-How or in any patent, trademark or other similar property of CEPHALON other than as expressly provided hereunder.

     5.7 CIRCA shall not use the name of CEPHALON, or disclose the existence of this Agreement for any marketing, advertising or promotional purpose, without CEPHALON's prior written consent.

     5.8 If CEPHALON learns of any confidential or proprietary information of CIRCA that does not relate to the manufacture or packaging of the Product, then the provisions of this Article V shall apply to govern CEPHALON with respect to the treatment of such information.

VI.  COMPONENT SUPPLY

     6.1  Active Drug Substance.  CEPHALON will provide free of charge, and
          ---------------------
deliver to CIRCA at its designated production facility not less than thirty
(30) days in advance of the date of production of Product, appropriate quantities of Active Drug Substance which meets the specifications established in Schedule A. Following such delivery, CIRCA shall assume full responsibility for the safekeeping and safe handling, and shall bear all risk of loss, of all such Active Drug Substance that is in its possession. Legal title to all Active Drug Substance will remain with CEPHALON, provided however, that CIRCA shall reimburse CEPHALON for the replacement cost of any Active Drug Substance that is lost, contaminated, or destroyed while in the possession of CIRCA. CIRCA will use its best efforts to obtain maximum yield of Product from the Active Drug Substance provided by CEPHALON in connection with the formulation and packaging services provided hereunder. The parties anticipate that the combined yield loss suffered in the course of formulating and packaging the Product in any given lot shall not exceed five percent (5%). Notwithstanding the above, if the yield loss over any given twelve month period during the term hereof exceeds five percent (5%), then CIRCA will reimburse CEPHALON for its costs for that amount of Active Drug Substance lost that exceeds the aforementioned five percent (5%) maximum threshold. Notwithstanding the above, the parties agree to calculate the actual yield loss after production by CIRCA of the first ten (10) batches of Product, and to negotiate in good faith to adjust the aforementioned yield loss threshold if the actual yield loss proves to be substantially more than or less than five percent (5%).

      6.2  Starting Material. CIRCA will obtain at its expense Starting Material
           -----------------
which meets the specifications established in Scheduled A. CIRCA assumes full responsibility and liability for the storage and handling of all Starting Material.

      6.3  Packaging Components. Product will be labeled and packaged in
           --------------------
accordance with instructions provided by CEPHALON. CIRCA will provide to CEPHALON master samples of all labels, package inserts and packaging prior to use and CEPHALON thereafter promptly will approve said master samples. Upon approval by CEPHALON, CIRCA will procure, test, inspect and approve all labels, package inserts and packaging used in connection with the Products.

VII.  FORECASTS AND ORDERS

      7.1  Orders. CEPHALON will submit firm written purchase orders to CIRCA
           ------
not less than ninety (90) days in advance of the required date of shipment. CEPHALON must deliver all Active Drug Substance necessary to formulate Product for any given shipment to CIRCA not less than ninety (90) days in advance of said date of shipment.

      7.2  Forecasts and Forecast Changes. CEPHALON will provide CIRCA with an
           ------------------------------
initial volume forecast setting forth CEPHALON's anticipated quantity requirements for the forthcoming twelve (12) months on or about the Effective Date, and with rolling, updated volume forecasts on a quarterly basis thereafter. Forecasts provided by CEPHALON to CIRCA hereunder are for planning purposes only. CEPHALON can increase or decrease its firm order quantities with CIRCA's prior agreement and CIRCA can adjust its shipping quantities with CEPHALON'S prior agreeement. Both parties shall accommodate reasonable change requests from the other.

VIII. SHIPMENT AND PAYMENT

      8.1  CIRCA's Responsibilities. CIRCA will properly prepare the Product so
           ------------------------
that it may be lawfully and safely shipped to warehouse locations in the United States, Mexico, Japan, the United Kingdom and Ireland as designated by CEPHALON. CIRCA will prepare and execute all necessary shipping documents. CEPHALON will choose the carrier by indicating same on its purchase order provided to CIRCA.

     8.2  Terms of Shipment. CIRCA will ship Product ex factory to CEPHALON's
          -----------------
warehouse or other designated sites. All transport costs and risk of loss during shipment will be borne by CEPHALON.

     8.3  Terms of Payment. CEPHALON will pay CIRCA the toll fee within thirty
          ----------------
(30) days after the date on which CEPHALON receives said invoice from CIRCA, together with copies of all documentation required for Product release as provided in Schedule C hereto.

XI.  INSPECTION AND ANALYSIS

     9.1  Inspection by CIRCA. CIRCA will analyze each Product lot for
          -------------------
compliance with the Specifications established in Schedule B. CIRCA will send to CEPHALON a certificate of analysis and a certificate of release (together with any other documentation required under procedures established in Schedule C hereto) prior to, or together with, each shipment of Product. In this regard, CIRCA agrees to retain all records and documents necessary to fulfill the requirements established by all applicable regulatory agencies. The parties acknowledge that, subject to the terms set forth in Schedule C hereof, under the laws and regulations of the United Kingdom and Ireland, CEPHALON or its authorized agent shall serve as the designated "Qualified Person" under the laws and regulation for the European Union for purposes of releasing the Product into the market.

     9.2  Inspection by CEPHALON. CEPHALON or its authorized representative will
          ----------------------
inspect all shipments upon their receipt and will report any reasonably discernible defects in the Product to CIRCA within sixty (60) days of its receipt of the Product and related records. Any defects not reasonable discernible will be reported to CIRCA by CEPHALON within thirty (30) days of CEPHALON's discovery of same.

     9.3  Non-Conforming Product. If CEPHALON notifies CIRCA in writing that any
          ----------------------
Product lot does not meet Product Specifications established in Schedule B or in the Technical Agreement set forth in Schedule C as determined by CEPHALON's testing and inspection of the Product, then solely at its option CEPHALON may either (i) demand that CIRCA remanufacture or repackage (as appropriate) said Product at no charge to CEPHALON and pay all round-trip shipping charges to and from the destination of the original shipment, or (ii) be relieved of any obligation to pay CIRCA the toll fees otherwise payable for the manufacture of said Product, and CIRCA shall reimburse CEPHALON for the costs incurred by CEPHALON in properly disposing of the Product. In any event, CIRCA shall not be liable for reimbursing CEPHALON its cost of Active Drug Substance used in formulating such non-conforming Product, provided however, that nothing herein shall be construed to limit CIRCA's obligations established in Section 6.1 hereof.

     9.4  Independent Testing. If CEPHALON notifies CIRCA that any Product does
          -------------------
not meet applicable Specifications or quality assurance guidelines, and CIRCA does not agree with CEPHALON'S position, the parties will attempt to reach a mutually acceptable resolution of the dispute. If they are unable to do so after a reasonable period of time (such period not to exceed three months from the date of original notification), the matter will be submitted to an independent testing laboratory acceptable to both parties. Both parties will accept the judgement of the independent laboratory. The cost of such testing will be borne by the party whose position is determined to have been in error. If the Product is determined by said independent laboratory to have been conforming, then the provisions of Section 9.3 hereof shall not apply, and CEPHALON shall not be relieved of its obligations to pay CIRCA for the production of such Product.


X.   REPRESENTATIONS AND WARRANTIES

     10.1  General. CIRCA represents and warrants to CEPHALON that (i) it has
           -------
and will maintain throughout the pendency of this Agreement, the expertise, with respect to personnel and equipment, to fulfill the obligations established hereunder, and has obtained all requisite licenses, authorizations and approvals required by federal, state or local government authorities to manufacture the Product; (ii) the production facility, equipment and personnel to be employed to formulate and package the Product will be qualified to manufacture GMP grade product at the time each such batch of Product is produced, and that the production facility to be employed is in compliance with all applicable laws and regulations, provided however, that CEPHALON acknowledges that CIRCA shall not be required to establish or to maintain a dedicated production facility solely on the basis of this representation; (iii) there are no pending or uncorrected citations or adverse conditions noted in any inspection of the production facility to be employed which would cause the Product to be misbranded or adulterated within the meaning of the federal Food, Drug and Cosmetic Act, as amended; (iv) it has provided to CEPHALON all FDA inspection reports and FORM 483s received by CIRCA in the last two (2) years, and that the documents provided are true and complete copies thereof (except as noted); (v) the execution, delivery and performance of this Agreement by CIRCA does not conflict with, or constitute a breach of any order, judgement, agreement, or instrument to which CIRCA is a party; (vi) the execution, delivery and performance of this Agreement by CIRCA does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority (other than those relating to the granting of approval to commercialize the Product); and (vii) CIRCA has not been debarred by the United States Food & Drug Administration ("FDA") under the General Drug Enforcement Act of 1992 (or by any analogous agency or under any analogous law or regulation), and neither it nor any of its officers or directors has ever been convicted of a felony under the laws of the United States or of the Territory for conduct relating to the development or approval of a drug product or relating to the marketing or sale of a drug product, and further that no individual or firm debarred by any governmental authority will participate in the performance, supervision, management or review of the production of Product supplied to CEPHALON under this Agreement.

     10.2  Manufacturing Warranty. CIRCA warrants that all products supplied to
           ----------------------
CEPHALON will be manufactured in accordance with current good manufacturing practices as specified by the applicable laws and regulations of the United States, Mexico, Japan, the European Union, the United Kingdom and of Ireland (as may be applicable), at the time of manufacture. A statement to this effect shall be printed on CIRCA'S certificate of analysis for each batch of Product delivered. Moreover, CIRCA will provide to CEPHALON concurrent with each invoice the applicable batch records and test results establishing such compliance, as provided in Schedule C hereto.

     10.3 Product Warranty. CIRCA hereby warrants that all Product delivered to
          ----------------
CEPHALON (i) will not be adulterated, misbranded, or otherwise prohibited within the meaning of any European Union, national, state or local law or regulation,
(ii) will be free from defects in materials (so long as such materials are within the control of CIRCA during the manufacturing process) and manufacture,
(iii) will conform to the specification set forth in the applicable Product registration on file with the FDA, the Japanese Ministry of Health and Welfare, the European Medicines Evaluative Agency, any other authority, and (iv) will conform to Specifications as established in Schedule B hereto.

     10.4 Environmental Warranty. CIRCA warrants that all waste generated in
          ----------------------
operations under this Agreement will be stored, transported and disposed of in a safe and environmentally sound manner consistent with all federal, state and local laws and regulations. CIRCA further warrants that it will conduct its business so as to comply with the terms and conditions of all air pollution control permits, sanitary sewer discharge permits, and authorizations required by applicable federal, state and local laws, rules and regulations relating to the protection of the environment. CIRCA will not undertake any production or development activities for itself or on behalf of a third party which, together with the emissions from activities under this Agreement, would cause air emissions from isopropyl alcohol or any other substance to exceed any applicable legal limits.

     10.5 Technology Warranty. CEPHALON hereby represents and warrants to CIRCA
          -------------------
that the technology established in the Specifications, or as otherwise disclosed hereunder (collectively, the "Technology") is, to the best knowledge of CEPHALON, sufficient to enable CIRCA to manufacture and package the Product as contemplated hereunder. Except as otherwise disclosed to CIRCA, CEPHALON owns all right, title and interest to said Technology, free and clear of any adverse ownership claims Except as otherwise disclosed to CIRCA, CEPHALON has not received any notice that any portion of the Technology infringes upon the patent, trade secret or other intellectual property rights or interests of any third party and, to the best knowledge of CEPHALON, there has been no such infringement.

XI.  QUALITY CONTROL, RECORDS AND INSPECTIONS

     11.1 Product and Component Samples. CIRCA will maintain a sample of each
          -----------------------------
chemical component (including Active Drug Substance) as required by applicable regulatory standards or as otherwise mutually agreed by CEPHALON and CIRCA. CIRCA will be responsible for maintaining retention samples of the Product as may be required by applicable regulatory standards.

     11.2 Validation. CIRCA will validate all process, methods, equipment
          ----------
utilities, facilities and computers used in the formulation, packaging, storage, testing and release of Product in conformance with the provisions of Schedule D hereto, and all applicable laws and regulations. CEPHALON will have the right to review the results of said validation upon request.

     11.3 Quality Compliance. CIRCA will provide CEPHALON with timely
          ------------------
notification of all significant deviations, notes to file, and other deficiencies that may impact the quality of the Product, as well as all FDA reports regarding testing, manufacture, packaging, or labeling of the Product or the production facility.

     11.4 Manufacturing Records. CIRCA will maintain complete and accurate
          ---------------------
records relating to the Product and the manufacture, packaging, labeling and testing thereof for the period required by applicable Regulatory Standards, and CIRCA shall provide copies thereof to CEPHALON upon CEPHALON's request. The records shall be subject to audit and inspection under this Article XI.

     11.5 Batch Records. CIRCA will supply for each batch of Product, including
          -------------
each pilot batch, complete batch production and control records. Records which include the information relating to the manufacturing, packaging and quality operation for each lot of Product will be prepared by CIRCA at the time such operations occur. The records will include, without limitation, mixing and filling records; container and component traceability records; equipment usage records; in-process and final laboratory testing results; in-process and final Product physical inspection results; yield reconciliation for bulk and finished Product; labeling and packaging records; and records relating to deviations from approved procedure, as well as CIRCA's investigation and corrective actions. Copies of batch records will be forwarded to CEPHALON prior to or along with shipment of each Product lot.

     11.6 Records Retention. CIRCA will retain records and documents for
          -----------------
periods meeting all applicable regulations of the FDA and other applicable regulatory agencies.

     11.7 Regulatory Inspections. CIRCA will promptly inform CEPHALON of any
          ----------------------
contact, inspection or audit by any governmental agency, related to or affecting the Product. CIRCA will promptly provide CEPHALON with copies of any government-issued inspection observation reports (including without limitation FDA Form 483s) and agency correspondence, that may affect the Product. CIRCA and CEPHALON will cooperate in resolving any concerns with any governmental agency. CIRCA will also inform CEPHALON of any action taken by any governmental agency against CIRCA or any of its officers and employees, within 24 hours after the action is taken.

     11.8 CEPHALON Inspections. CEPAHLON or its authorized representative will
          --------------------
have the right during normal business hours, at reasonable intervals and on reasonable prior notice, to inspect CIRCA's facilities used in the manufacturing, packaging, storage, testing, shipping or receiving of Product and Product components. Such inspections may include GMP inspections and system audits. Representatives of CEPHALON (and its designated Affiliate) will have access during audits to all documents, records, reports, data, procedures, facilities, regulatory submissions, and all other information required to be maintained by applicable government regulations. CIRCA shall take appropriate actions to adopt reasonable suggestions of CEPHALON to correct any deficiencies identified by such inspection or audit. In addition, CEPHALON shall have the right to observe from time to time the manufacture, packaging and quality control testing of the Product by CIRCA, including without limitation, the right to arrange, at its cost and expense, to have a CEPHALON employee or other representative located on the premises of CIRCA's production facility to participate in the monitoring of Product production, testing, packaging and labeling under this Agreement. No testing of the Product by CEPHALON and no inspection or audit by CEPHALON of the CIRCA production facility under this Agreement shall operate as a waiver of or otherwise diminish CIRCA's responsibility to ensure Product quality under this Agreement.

XII. COMPLAINTS, ADVERSE EXPERIENCES AND RECALLS

     12.1  Product Complaints and AE's.  CEPHALON will correspond with
           ----------------------------
complainants as to any complaints associated with Product, whether received during or after the term hereof. CIRCA will assist CEPHALON in investigating Product complaints by analyzing Product, manufacturing processes and components to determine the nature and cause of an alleged Product manufacturing defect or alleged Product failure. CIRCA will also assist CEPHALON in the investigation of any Adverse Experience (AE) reported to either party when such AEs are believed to be attributable to the Product. If CEPHALON determines that any reasonable pyhsical, chemical, biological or other evaluation should be conducted in relation to an AE or Product compliant, CIRCA will conduct the evaluation and provide CEPHALON with a written report of such evaluation within thirty (30) days from receipt of CEPHALON's written request for same, together with samples of the Product from the relevant lot. CIRCA will notify CEPHALON within 24 hours of any Product that fails to meet the Specifications set forth in Schedule B hereto.

     12.2  AE Reports.  CEPHALON or its Affiliates will file any AE Reports
           -----------
required under United States or foreign laws and regulations for the Product. CIRCA will notify CEPHALON by facsimile transmission of all Product complaints and AEs received within two (2) days of its receipt thereof. All such notices shall be sent to the attention of the Director, Medical Affairs at CEPHALON, facsimile number (610) 738-6313.


     12.3  Recall Action.  If CEPHALON should elect or be required to initiate a
           --------------
Product recall, withdrawal or field correction because of (i) supply by CIRCA of Product that does not conform to the Specifications and warranties established by this Agreement or (ii) the negligent or intentional wrongful act or omission of CIRCA, CEPHALON will notify CIRCA and provide a copy of its recall letter prior to initiation of the recall. CIRCA will assist CEPHALON (and its designated Affiliate) in any investigation to determine the cause and extent of the problem. All regulatory authority contacts and coordination of any recall activities will be initiated by CEPHALON.

     12.4  Recall Expenses.  If any Product is recalled as a result of (i)
           ----------------
supply by CIRCA of Product that does not conform to the warranties in this Agreement or (ii) the negligent or intentional wrongful act or omission of CIRCA, then CIRCA will bear all costs and expenses of such recall. Recalls for any other reason will be at CEPHALON's expense. If each Party contributes to the cause for a recall, the cost will be shared in proportion to each Party's contribution.

       12.5  Recall Records.  CIRCA will maintain complete and accurate records
             ---------------
for such periods as may be required by applicable law or regulation, but not less than three (3) years following the applicable date of expiration of a given Product lot, or all Product supplied under this Agreement.

XIII.  EQUIPMENT

       Notwithstanding anything to the contrary herein, the parties acknowledge that CEPHALON will reimburse CIRCA for its out-of-pocket expenses incurred in connection with the purchase of certain tablet tooling equipment required for the manufacture, packaging and labeling of the Product (the "Equipment"), including without limitation punches and dies for tablet presses, and special change parts for bottle handling. The parties shall agree in writing on the specifications and costs of any such Equipment and related materials prior to such purchase. CIRCA agrees to use said Equipment solely in connection with the performance of its duties and obligations established hereunder. CIRCA shall maintain all such Equipment in good working order. CEPHALON will be responsible for the cost of purchasing replacement Equipment at the end of its useful life, provided however that CIRCA will be responsible for any such costs stemming from damage or premature or undue wear and tear to the Equipment based upon neglect for misuse by CIRCA. CEPHALON shall retain title to such Equipment, which will be returned by CIRCA at the request of CEPHALON following termination of this Agreement.

XIV.   INSURANCE

       During the term hereof, CIRCA shall maintain product liability/completed operations insurance for and providing coverage of not less than TEN MILLION AND 00/100 DOLLARS ($10,000,000.00) per occurrence and in the aggregate providing a defense for and insuring CIRCA against all costs, fees, judgments, and liabilities arising out of or alleged to rise out of its obligations and representations and warranties under this Agreement. In addition, CIRCA will maintain at all times sufficient property casualty insurance to cover the total quantity of Active Drug Substance and Product on hand at its full cost of replacement. CIRCA will provide to CEPHALON, upon request, evidence of such insurance overages. CIRCA further agrees to cause such policies to name CEPHALON as an additional insured at no cost to CEPHALON.

XV.    TRADEMARKS

       15.1 CIRCA shall have the non-exclusive right to use the Trademarks in packaging the Product in connection with fulfilling its obligations hereunder. The rights granted CIRCA hereunder to use the Trademarks shall in no way affect CEPHALON's ownership of such Trademarks. No other right, title or interest in the Trademarks is established hereby, and nothing herein shall be construed to grant any right or license to CIRCA to use the CEPHALON trademark or the name CEPHALON, other than as specifically set forth herein.

     15.2 CIRCA shall not make any use or take any action with respect to the Trademarks to prejudice or infringe CEPHALON's rights thereto including the use of any confusingly similar trademark and shall forthwith, upon objection by CEPHALON, desist from any use thereof or action therewith which is in violation of this Agreement.

     15.3 CIRCA will only market the Product using the relevant Trademarks as listed in Schedule A during the term of this Agreement. Upon termination of this Agreement, CIRCA will cease all use of the Trademarks and cancel any license to such Trademarks granted hereunder.

     15.4 CIRCA will use the Trademarks in strict accordance with the instructions given by CEPHALON, and shall refrain from making any changes in connection therewith without first obtaining CEPHALON's written consent. CIRCA further agrees that at all times the Trademarks shall be used in accordance with good trademark practice, including notation of the fact that they are trademarks and use of the appropriate notice of registration. CEPHALON reserves the right to unilaterally determine the adequacy of the use and protection given the Trademarks by CIRCA as set forth herein.

     15.5 CIRCA shall notify CEPHALON, in writing, of any conflicting use of and applications or registrations for, any of the Trademarks, or any acts of infringements, or acts of unfair competition involving the Trademark, promptly after such matters are brought to its attention or its has knowledge thereof. CIRCA further agrees to assist CEPHALON, at CEPHALON's expense, in registering or perfecting CEPHALON's rights to the Trademarks in the Territory.

     15.6 In the event of any claim or litigation by a third party against CIRCA alleging that any of the Trademarks initiates or infringes a trademark of such third party or is invalid, CIRCA shall promptly give notice of such claims or litigation to CEPHALON and CEPHALON shall assume responsibility for and control of the handling, defense or settlement thereof. CIRCA shall cooperation fully with CEPHALON during the pendency of any such claim or litigation. CEPHALON shall keep CIRCA notified of the current status of any trademark claim, litigation or infringement of any of the Trademarks and shall permit CIRCA to assume the handling, defense or settlement thereof if CEPHALON declines to do so. CEPHALON may at any time modify adopt or withdraw from use of any Trademark without any liability to CIRCA.

XVI. INVENTIONS

     Any inventions or discoveries made by CIRCA in the performance of this Agreement that relate to the Product (including any new use or change in the method of producing, testing or storing the Product) shall be owned by CEPHALON. Any other invention or discovery made by CIRCA in the performance of this Agreement shall be owned by CIRCA, but CEPHALON shall have a nonexclusive, perpetual, nontransferable, paid-up license to use any such invention to make or have made the Product. Each party shall execute such instruments as shall be required to evidence or effectuate the other party's ownership of any such inventions, and shall cooperate upon reasonable request (and at the expense of the requesting party) in the prosecution of patents and other intellectual property rights related to any such invention.

XVII.   INDEMNIFICATION

        17.1   By CIRCA.  CIRCA will indemnify and hold CEPHALON harmless from
               ---------
any and all liability, damage, loss, cost, or expense (including reasonable attorneys' fees) which arise from (i) CIRCA'S breach of any of the covenants, warranties, and representations contained herein, or (ii) CIRCA's negligence or other wrongful conduct as determined by a court of competent jurisdiction.

        17.2   By CHEPHALON. CEPHALON will indemnify and hold CIRCA harmless
               -------------
from any and all liability, damage, loss, cost, or expense (including reasonable attorneys' fees) which arise from (i) CEPHALON'S breach of any of the covenants, warranties, and representations contained herein, or (ii) CEPHALON's negligence or other wrongful conduct as determined by a court of competent jurisdiction, or
(iii) a claim that the manufacture of the Product by CIRCA in accordance with this Agreement infringes a patent registered in the United States, or any other jurisdiction.

        17.3   By Each Party.  In the event that negligence or willful
               --------------
misconduct of both CIRCA and CEPHALON contribute to any such loss, damage, claim, injury, cost or expense, CIRCA and CEPHALON will each indemnify and hold harmless the other with respect to that portion of the loss, damage, claim, injury, cost or expense attributable to its negligence or willful misconduct.

        17.4   Procedures.  In the event that one party receives notice of a
               -----------
claim, lawsuit, or liability for which it is entitled to indemnification by the other party, the party receiving notice shall give prompt notification to the indemnifying party. The party being indemnified shall cooperate fully with the indemnifying party throughout the pendency of the claim, lawsuit or liability, and the indemnifying party shall have complete control over the conduct and disposition of the claim, lawsuit, or liability including the retention of legal counsel engaged to handle such matter. The indemnifying party hereunder will be liable for any costs associated with the settlement of any claim or action brought against it or other party unless it has received prior notice of the settlement negotiations and has agreed to the settlement.

XVIII.  FURTHER ENGAGEMENTS

        If CEPHALON develops a revised formulation of the Product, or otherwise desires to engage CIRCA to formulate or package pharmaceutical products other than the Product, then the parties will negotiate in good faith to reach agreement on mutually acceptable terms and conditions under which this Agreement shall be expanded to cover such additional engagement(s).

XIX. TERMINATION

     19.1  Without Cause.  CEPHALON may terminate this Agreement, effective on
           --------------
the third anniversary of the date hereof or on subsequent anniversary date(s), if applicable, by giving three (3) months written notice to CIRCA.

     19.2  Breach.  If either party hereto commits a material breach of any of
           -------
its obligations hereunder, the non-breaching party may, at its option, terminate this Agreement by giving the other party at least sixty (60) days prior written notice of its intent to terminate this Agreement, which notice shall specify the breach and the termination date, unless the breaching party cures said breach prior to the specified termination date (or prior to the expiration of a longer period as may be reasonably necessary to cure such breach, provided that the breaching party is making diligent efforts to cure such breach, and provided further that such longer period shall not in any event exceed one hundred twenty
(120) days from the date of notice.)

     19.3  Insolvency.  Either party may terminate this Agreement immediately in
           -----------
its entirety if the other Party files a petition of bankruptcy, is adjudged bankrupt, takes advantage of any insolvency act, or executes a bill of sale, deed of trust, or assignment for the benefit of creditors.

     19.4  Survival.  The rights and obligations contained in sections covering
           ---------
representations and warranties, indemnification and confidentiality will survive termination of this Agreement, as will any rights to payment or other rights or obligations that have accrued under this Agreement prior to termination. Termination will not affect the liability of either party by reason of any act, default, or occurrence prior to said termination.

     19.5  Transfer.  If either party terminates this Agreement, CIRCA will upon
           ---------
request provide reasonable assistance in transferring production of Product to a facility owned by CEPHALON or a third party selected by CEPHALON.

     19.6  Return of Product and Components.  Upon termination under this
           --------------------------------
Article, CIRCA shall return promptly to CEPHALON all Product, Active Drug Substance, and packaging components in its possession on the effective date of termination.

XX.  ALTERNATE DISPUTE RESOLUTION

     Any dispute concerning or arising out of this Agreement or concerning the existence or validity hereof, shall be determined by the following procedure.

     20.1 Both parties understand and appreciate that their long term mutual interest will be best served by affecting a rapid and fair resolution of any claims or disputes which may arise out of services performed under this contract or from any dispute concerning contract terms. Therefore, both parties agree to use their best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis. Toward this end, both parties agree to develop and follow a process for presenting, rapidly assessing, and settling claims on a fair and equitable basis.

     20.2 If any dispute or claim arising under this contract cannot be readily resolved by the parties pursuant to the process described in Section 21.1, the parties agree to refer the matter to a panel consisting of one (1) senior executive employed by each party who is not directly involved in the claim or dispute for review and resolution. A copy of the contract terms, agreed upon facts (and areas of disagreement), and concise summary of the basis for each side's contentions will be provided to both such senior executives who shall review the same, confer, and attempt to reach a mutual resolution of the issue.

     20.3 If the matter has not been resolved utilizing the process set forth in this Article XXI, and the parties are unwilling to accept the non-binding decision of the panel, either or both parties may elect to pursue resolution through litigation, or other legal remedies available to the parties.

XXI. MISCELLANEOUS

     21.1   Headings. The headings and captions used herein are for the
            --------
convenience of the parties only and are not to be construed to define, limit or affect the construction or interpretation hereof.

     21.2   Severability. In the event that any provision of this Agreement is
            ------------
found to be invalid or unenforceable, then the offending provision shall not render any other provision of this Agreement invalid or unenforceable, and all other provisions shall remain in full force and effect and shall be enforceable, unless the provisions which have been found to be invalid or unenforceable shall substantially affect the remaining rights or obligations granted or undertaken by either party.

     21.3   Entire Agreement. This Agreement, including all those Schedules
            ----------------
appended hereto, contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings or conditions (whether oral or written) regarding the same, including without limitation that certain Manufacturing Agreement between the parties dated as of November 14, 1994 (except for those provisions thereof that were designated by the parties to survive termination of said Manufacturing Agreement). Further, this Agreement may not be changed, modified, amended or supplemented except by written instrument signed by both parties.

     21.4   Assignability. This Agreement and the rights hereunder may not be
            -------------
assigned or transferred by either party without the prior written consent of the other party (other than for rights to payment), provided however, that either party may assign this Agreement to an Affiliate, and provided further that in the event of a merger, acquisition or sale of substantially all of the assets of CEPHALON, the rights and obligations of CEPHALON under this Agreement may be assigned to the survivor or purchaser in that transaction. In the event that this Agreement is assigned, it shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

     21.5   Further Assurances. Each party hereto agrees to execute, acknowledge
            ------------------
and deliver such further instruments, and to take such other actions, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     21.6   Waiver. The waiver by either party of a breach of any provisions
            ------
contained herein shall be effective only if made in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or waiver of the provision of itself.

     21.7   Force Majeure. A party shall not be liable for nonperformance or
            -------------
delay in performance (other than of obligations regarding any payments or of confidentiality) caused by any event reasonably beyond the control of such party including, without limitation, wars, hostilities, revolutions, riots, civil disturbances, national emergencies, strikes, lockouts, unavailability of supplies, epidemics, fires, floods, earthquakes, other forces of nature, explosions, embargoes, or any other Acts of God, or any laws, proclamations, regulations, ordinances, or other acts or orders of any court, government or governmental agency. Any occurrence of Force Majeure shall be reported promptly to the other party. A party whose performance has been excused will perform such obligations as soon as is reasonably practicable after the termination or cessation of such event or circumstance.

     21.8   Remedies. CIRCA agrees and acknowledges that its failure to produce
            --------
Product, its disclosure of Confidential Information, or the breach of any other provision set forth in this Agreement may cause irreparable harm to CEPHALON, and therefore that any such breach or threatened breach will entitle CEPHALON to injunctive relief, in addition to any other legal remedies available to CEPHALON in a court of competent jurisdiction.

     21.9   Governing Law. This Agreement shall in all respects be construed and
            -------------
enforced in accordance with the laws of the State of Delaware.

     21.10  Independent Contractors. The parties are independent contractors
            -----------------------
under this Agreement. Nothing contained in this Agreement is to be construed so as to constitute CEPHALON and CIRCA as partners, agents or employees of the other, including with respect to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other party or to bind the other party to any contract, agreement or undertaking with any third party unless expressly so authorized in writing by the other party.

     21.11  Counterparts. This Agreement may be executed in multiple
            ------------
counterparts, each of which shall be considered and shall have the force and effect of an original.

     21.12  Notices. Except as set forth in Section 12.2 above, or as otherwise
            -------
stated herein, all notices, consents or approvals required by this Agreement shall be in writing and sent by certified or registered air mail, postage prepaid or by facsimile or cable (confirmed by such certified or registered mail) to the parties at the following addresses or such other addresses as may be designated in writing by the respective parties. Notices shall be deemed effective on the date of mailing.

          Director, Technical Operations
          Cephalon, Inc.
          145 Brandywine Parkway
          West Chester, PA 19380-4245
          Facsimile: (610) 344-7563

          General Manager
          Circa Pharmaceuticals, Inc.
          33 Ralph Avenue
          P.O. Box 30
          Copiague, New York 11726-0030
          Facsimile: (516) 842-8630

     IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first above written.


                                           CEPHALON, INC.

                                        By:  /s/ Bruce A. Peacock
                                            ------------------------------------
                                            Bruce A. Peacock


                                           CIRCA PHARMACEUTICALS, INC.


                                        By:  /s/ Stan J. Martinez
                                            ------------------------------------

                                  SCHEDULE A
                                  ----------

    ACTIVE DRUG SUBSTANCE AND STARTING MATERIAL SPECIFICATIONS; TRADEMARKS
    ----------------------------------------------------------------------


The parties have agreed upon all those applicable specifications for the Active Drug Substance and Starting Materials as set forth in the following documents. Any modifications to any such specifications shall be agreed upon by the parties.


DCRA #    DOCUMENT #        TITLE
------    ----------        -----
 893      PKG/CAPLINER      Packaging Component - Cap Liner (PE)

 892      PKG/DESS          Packaging Component - Desiccant Canister

 891      PKG/HDPE          Packaging Component - HDPE Container

 894      PKG/RAYON         Packaging Component - Rayon Coil

 865      RM/CRMLNA         Raw Material - Croscarmellose Sodium, NF

 864      RM/CRN STR        Raw Material - Corn Starch

 [*]

 867      RM/LACHY          Raw Material - Lactose Monohydrate, NF

 929      RM/MAGSIL         Raw Material - Magnesium Silicate [*]

 869      RM/MAGSTR         Raw Material - Magnesium Stearate, NF

 873      RM/MODAF          Raw Material - Modafinil

 870      RM/PVP            Raw Material - Povidone, USP

 907      RM/PWATER         Raw Material - Purified Water, USP

 872      RM/TALC           Raw Material - Talc, USP

 875      STD/MODAF         Requalification of Standard - Modafinil

 876      VQ/MODAF          Vendor Qualification - Modafinil

                               * THE CONFIDENTIAL MATERIAL CONTAINED HEREIN HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Int. Cl.: 42

Prior U.S. Cls.: 100 and 101

                                                     Reg. No. 1,983,615
United States Patent and Trademark Office       Registered July 2, 1996
-----------------------------------------------------------------------

                                 SERVICE MARK
                              PRINCIPAL REGISTER


                                    [LOGO]


CEPHALON, INC. (DELAWARE CORPORATION)
145 BRANDYWINE PARKWAY
WEST CHESTER, PA 19380

 FOR: BIOFILARMACEUTICAL RESEARCH AND DEVELOPMENT SERVICES, NAMELY DEVELOPING FOR OTHERS DIAGNOSTIC AND THERAPEUTIC AGENTS FOR DISEASES OF ANIMALS AND HUMANS, IN CLASS 42 (U.S. CLS. 100 AND 101).

 FIRST USE 6-0-1988: IN COMMERCE 6-0-1988

 THE STIPPLING IN THE DRAWING IS FOR SHADING PURPOSES ONLY.

 THE MARK IS A STYLIZED LETTER "C" DESIGN

 SER. NO. 74-622-072, FILED 1-17-1995

DAVID H. STINE, EXAMINING ATTORNEY

                                  Provigil(R)

                                  Cephalon(R)

                                  SCHEDULE B
                                  ----------

                            PRODUCT SPECIFICATIONS
                            ----------------------


The parties have agreed upon all those applicable specifications for the Product as set forth in the following documents. Any modifications to any such specifications shall be agreed upon by the parties.


DCRA #    DOCUMENT #        TITLE
------    ----------        -----
 877      BL/MODAF          Master Blend - Modafinil Tablets

 878      FP/100MODAF       Finished Product - Modafinil 100 mg Tablets

 890      FP/100MODAFEUR    Finished Product Modafinil 100 mg Tablets (European)

 [*]

 881      FP/200MODAF       Finished Product - Modafinil 200 mg Tablets

 [*]

 875      STD/MODAF         Requalification of Standard - Modafinil


                               * THE CONFIDENTIAL MATERIAL CONTAINED HEREIN HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

                                  SCHEDULE C
                                  ----------

                              TECHNICAL AGREEMENT
                              -------------------

                     [LOGO OF CIRCA PHARMACEUTICALS, INC.]

                     CEPHALON - CIRCA TECHNICAL AGREEMENT
                 FOR THE COMMERCIAL MANUFACTURING AND TESTING
                          OF PROVIGIL(R) DRUG PRODUCT

I.   PURPOSE AND SCOPE

This is the Quality Assurance policy between Cephalon and Circa. This agreement specifies the QA responsibilities and requirements of each party for the commercial manufacturing and testing of Provigil(R) Drug Product. This policy also specifies the Provigil related requirements for record keeping, quality reporting, and change control.

II.  DEPARTMENTS AFFECTED

Quality Assurance - Cephalon            Quality Assurance - Circa
Commerical Operations - Cephalon        Quality Control - Circa
Regulatory Affairs - Cephalon           Manufacturing Operations - Circa
                                        Regulatory Affairs - Circa

III. RESPONSIBILITY

It is the responsibility of the Quality Assurance management at Cephalon and Circa, in cooperation with Manufacturing Operations, Quality Control and Regulatory Affairs, to assure compliance with this agreement.

IV.  RESPONSIBILITIES AND REQUIREMENTS - CIRCA

     A. Circa Responsibilities

 . Manufacture and test Provigil Drug Product in accordance with cGMP and the approved Provigil marketing applications.

 . Perform a Quality review of every lot of Provigil drug product and subsequently release or reject the lot in accordance with cGMP.

 . All initial and stability testing of both active and inactive components and finished dosage forms are performed in-house by the staff of the Circa Quality Control Department in accordance with approved specifications and procedures (as listed in this agreement) and/or the approved Provigil marketing applications and protocols for Provigil drug product.

                         [LOGO OF CIRCA APPEARS HERE]

 .    Quality Control Raw Material Report for release of each lot of modafinil drug substance tested and released for use in the manufacturing of Provigil drug product.

 .    Quality Control Release Report for each lot of Provigil Master Blend used in the manufacturing of Provigil drug product.

 .    Quality Control Release Report for each lot of Provigil Compression Process used in the manufacture of Provigil drug product.

 .    Certificate of Release (to Cephalon) for each labeled and packaged lot of
     Provigil final drug product.

 .    All investigations, incident reports, anomaly reports, associated with the manufacturing and testing of every lot of Provigil.

The following documents shall be provided to Cephalon on a schedule mutually agreed to by Circa and Cephalon or on an as need basis:

 .    Stability Reports

 .    Product Quality Review Reports (Summarized annually as the "Annual Product
     Review)"

          -    Summary Report - Product complaints
          -    Summary Report - Incident reports and anomaly explanation reports
          -    Summary Report - Production deviations
          -    Summary Report - Out-of-specification results
          -    Summary Report - QA product disposition
          -    Summary Report - In-process and finished product data trends
          -    Summary Report - Retain sample evaluation

V.        RESPONSIBILITIES AND REQUIREMENTS - CEPHALON


          A.   RESPONSIBILITIES

 .    Cephalon's QA shall review the Provigil summary lot file documentation prior to market distribution. Documentation of the sponsor review and disposition will be provided to Circa prior to the shipment of the lot to the designated distributor.

                         [LOGO OF CIRCA APPEARS HERE]

 .    To assure that all raw materials and packaging components are tested and released, as per the most current Specifications and Procedures (as listed in this agreement), and/or the approved Provigil marketing applications and Standard Operating Procedures, prior to usage in the manufacturing of Provigil drug product.

 .    The manufacturing and packaging is to be executed under the most current
     Master Batch and Packaging Records (as listed in this agreement), that are controlled through Circa's internal change control procedure.

 .    Compile and report the following Provigil specific information necessary for the periodic product quality assessment:

               -    Investigations;
               -    Deviations;
               -    List of Provigil Lots Released;
               -    List of Provigil Lots Rejected;
               -    Product Complaints; and
               -    Product Stability
               -    In-Process and Finished Product Data Trends
               -    Retain Sample Evaluation

          B. Change Control - Circa

Circa shall not implement, modify or delete any specification, process, or procedure directly related to the manufacture or testing of Provigil Drug Product, or change the equipment used, or change the vendors, without notifying Cephalon or without prior written approval from Cephalon.

The following require joint Cephalon - Circa approval prior to implementation,
                            -------------------------
modification or deletion:

 .    Master Batch Formula: Master Blend
 .    Master Batch Formula: 100 mg Compression Process
 .    Master Batch Formula: 200 mg Compression Process
 .    Modafinil Raw Material Specification and Procedure: RM/MODAF
 .    In-Process Specification and Procedure: BL/MODAF
 .    Finish Product Specification and Procedure, Provigil Tablets, 100 mg FP/100
     MODAF
 .    Finished Product Specification and Procedure, Provigil Tablets, 200 mg
     FP/200 MODAF
 .    Stability Specification and Procedure, Provigil Tablets, 100 mg STAB/100
     MODAF
 .    Stability Specification and Procedure, Provigil Tablets, 200 mg STAB/200
     MODAF
 .    Raw Material Specification and Procedure for Magnesium Silicate [*]
     RM/MAGSIL
 .    Master Packaging Record: Provigil Tablets, 100 mg Capsule Shaped


                                * THE CONFIDENTIAL MATERIAL CONTAINED HEREIN HAS
                                  BEEN OMITTED AND HAS BEEN FILED SEPARATELY
                                  WITH THE COMMISSION.

                         [LOGO OF CIRCA APPEARS HERE]

 .    Master Packaging Record: Provigil Tablets, 200 mg
 .    Other procedures, processes, and documentation exclusive to Provigil manufacturing and testing operations...for example:
          -    Provigil Process Validation
          -    Provigil Cleaning Validation


The following require Cephalon notification prior to implementation,
                      ---------------------
modification or deletion:

 .    "Spec & Pros" specific (but not exclusive) to the manufacturing and testing operations of Provigil Drug Product.
 .    Raw Material Specifications and Procedure for the following:

               Purified Water, USP: RM/Water <USP>
                            [*]
               Providone K90D, USP: RM/PVP
               Lactose Monohydrate, NF: RM/LACHY
               Corn Starch, NF: RM/CRNSTR
               Croscarmellose Sodium NF: RM/CRMLNA
               Talc USP: RM/TALC
               Magnesium Stearate, NF: RM/MAGSTR

 .    Other procedures, processes, and documentation specific to Provigil or the
     Cephalon sponsored drug product applications...for example:

          - Addition or deletion of a Circa qualified outside testing laboratory
          - Circa's facilities and equipment specific in the manufacturing and testing of Provigil, including but not limited to:

                                   [*]

          C.   SUMMARY DOCUMENTATION AND REPORTS - CIRCA

Circa shall provide Cephalon with documentation specific to the manufacturing testing and quality review of Provigil drug product as indicated below. Upon request, Circa shall provide any and all Provigil specific manufacturing, testing, QA and distribution documentation (Lot File documentation).

At a minimum, a copy of the following documents shall be provided to Cephalon prior to the initial shipment of each lot of Provigil final product:

                                * THE CONFIDENTIAL MATERIAL CONTAINED HEREIN HAS
                                  BEEN OMITTED AND HAS BEEN FILED SEPARATELY
                                  WITH THE COMMISSION.

                         [LOGO OF CIRCA APPEARS HERE]

Cephalon's Professional Services will receive and report adverse drug experiences (ADEs). All spontaneous reports of adverse events received by Circa or Cephalon will be directed to Cephalon as follows:

                    Cephalon, Inc.
                    Professional Services Representative
                    145 Brandywine Parkway
                    West Chester, PA 19380-4245
                    Telephone: 1-800-896-5855 Fax: 610-738-6313

 .    Cephalon's Professional Services will receive product quality complaints.
     All product complaints received by Circa or Cephalon will be directed to Cephalon's Professional Services as specified above. Cephalon will forward all product quality complaints to Circa and processed in accordance with Circa's drug quality complaint procedure.

 .    Cephalon's Quality Assurance is ultimately responsible for all Provigil recall activities.

 .    Cephalon's will periodically monitor and audit Circa's manufacturing and testing operations for compliance to the Provigil NDA and for compliance to cGMP.

          B.   DOCUMENTATION AND REPORTS

 .    A copy of the Cephalon QA Provigil final product disposition will be sent to Circa to effect the shipment of same lot to the designated distributor
     (CORD).

 .    Cephalon will report all Provigil product quality complaints to Circa within 10 working days of receipt.

          /s/ Robert Urban                                     9/17/97
          ----------------------------------------------      ---------
          Cephalon, Inc. Manufacturing Operations                Date


          /s/ Doug Claney                                      9/17/97
          ----------------------------------------------      ---------
          Cephalon, Inc. Quality Assurance                       Date


          /s/ [SIGNATURE ILLEGIBLE]                            9/16/97
          ----------------------------------------------      ---------
          Circa Pharmaceuticals, Inc. Regulatory Affairs         Date


          /s/ [SIGNATURE ILLEGIBLE]                            9/16/97
          ----------------------------------------------      ---------
          Circa Pharmaceuticals, Inc Quality Assurance           Date

                                  SCHEDULE D
                                  ----------

              PRODUCT VALIDATION AND STABILITY TESTING PROCEDURES
              ---------------------------------------------------


The parties have agreed upon all those applicable specifications for Product validation and stability testing as set forth in the following documents. Any modifications to any such specifications shall be agreed upon by the parties.


DCRA #    DOCUMENT #         TITLE
------    ----------         -----

 874      RD/RA/MODAF        Residual Active Assay - Modafinil Cleaning
                                  Validation

 880      STAB/100MODAF      Stability - Modafinil 100 mg Tablets

 889      STAB/100MODAFEU    Stability - Modafinil 100 mg Tablets (European)

 883      STAB/200MODAF      Stability - Modafinil 200 mg Tablets

 875      STD/MODAF          Requalification of Standard - Modafinil

          PV-001-10047       Process Validation Protocol - Master Blend for
                                  Modafinil 100 mg & 200 mg Tablets

          PV-002-11047       Process Validation Protocol - Compression Process
                                  for Modafinil 100 mg Tablets

          PV-003-11047       Process Validation Protocol - Compression Process
                                  for Modafinil 200 mg Tablets

          PV-004-06057       Process Validation Protocol - Packaging Process for
                                  Modafinil 100 mg & 200 mg Tablets

          CV-003-21047       Cleaning Validation Protocol - Modafinil 200 mg
                                  Tablets

                                  SCHEDULE E
                                  ----------

                                 TOLLING FEES
                                 ------------


     CEPHALON shall pay CIRCA the following amounts in consideration of the formulation and packaging services rendered hereunder:

                    BATCH PRICING                           COST/BATCH
                    -------------                           ----------
 .  A single lot per P.O. and delivery Date:

          Provigil(R) 100 mg packed in 100 counts           [*]
          Provigil(R) 100 mg packed in 12 counts
          Provigil(R) 200 mg packed in 100 counts
          Provigil(R) 200 mg packed in 6 counts

 . 3 or more of the same batch on a single P.O. with the same delivery date:

          Provigil(R) 100 mg packed in 100 counts           [*]
          Provigil(R) 100 mg packed in 12 counts
          Provigil(R) 200 mg packed in 100 counts
          Provigil(R) 200 mg packed in 6 counts

VOLUME DISCOUNTS:
----------------

A volume discount will be applied when a determined quantity of batches has been purchased in a 12-month period starting with the anniversary date of the first commercial batch. The determined quantities for the volume discounts are as follows:

          . [*] Batches:      A [*] credit will be applied toward the next P.O.
                              for commercial batches.

          . [*] Batches:      A [*] credit will be applied toward the next P.O.
                              for commercial batches.



          Beginning on the first anniversary of the effective date of this Agreement and on each anniversary thereafter, the above tolling fees shall be increased or decreased (as the case may be) by the percentage change from the immediately proceeding anniversary date in the Producer Price Index (PPI) for finished pharmaceutical preparations, ethical, as published by the Bureau of Labor Statistics of the U.S. Department of Labor for the region in which the production facility is located.

                                * THE CONFIDENTIAL MATERIAL CONTAINED HEREIN HAS
                                  BEEN OMITTED AND HAS BEEN FILED SEPARATELY
                                  WITH THE COMMISSION.

BUREAU OF LABOR STATISTICS DATA  [LOGO]

DATA EXTRACTED ON: FEBRUARY 27, 1998 (11:28 AM)

PRODUCER PRICE INDEX-COMMODITIES

SERIES CATALOG:

Series ID: wpu06.35

Not Seasonally Adjusted
Group: Chemicals and allied products
Item: Preparations, ethical (prescription)
Base Date: 8200

DATA:

---------------------------------------------------------------------------------------------------------------------------------
YEAR    JAN       FEB     MAR     APR     MAY     JUN     JUL     AUG     SEP     OCT       NOV       DEC       ANN
---------------------------------------------------------------------------------------------------------------------------------
1998   162.6     163.4   166.0   167.1   168.2   167.5   168.9   169.8   172.0   172.6      175.1     174.5     169.0
---------------------------------------------------------------------------------------------------------------------------------
1989   177.4     177.6   180.3   182.1   182.1   183.4   184.6   187.4   187.7   189.0      190.0     191.1     184.4
---------------------------------------------------------------------------------------------------------------------------------
1990   193.1     196.4   197.4   199.5   201.2   199.4   201.0   202.4   202.4   204.4      205.4     206.5     200.8
---------------------------------------------------------------------------------------------------------------------------------
1991   208.7     211.5   212.1   216.6   216.7   216.8   219.4   220.8   219.5   223.2      222.5     222.6     217.5
---------------------------------------------------------------------------------------------------------------------------------
1992   225.2     227.5   228.5   230.5   230.8   231.3   232.3   234.4   233.2   235.0      234.4     236.9     231.7
---------------------------------------------------------------------------------------------------------------------------------
1993   237.2     239.7   240.0   242.1   241.5   241.7   242.8   244.2   243.5   244.9      244.0     244.5     242.2
---------------------------------------------------------------------------------------------------------------------------------
1994   247.9     248.5   248.6   249.2   250.7   250.3   249.2   250.2   250.7   250.3      251.9     252.0     250.0
---------------------------------------------------------------------------------------------------------------------------------
1995   251.3     253.6   253.3   256.2   255.9   255.4   256.8   257.1   258.8   261.3      261.6     262.6     257.0
---------------------------------------------------------------------------------------------------------------------------------
1996   262.3     262.2   263.1   263.4   265.6   266.3   267.1   266.9   266.5   266.6      266.6     267.9     265.4
---------------------------------------------------------------------------------------------------------------------------------
1997   270.2     271.0   271.9   271.6   272.7   273.2   273.4   273.5   273.9   275.4(P)   276.4(P)  276.9(P)  273.3(P)
---------------------------------------------------------------------------------------------------------------------------------
1998   279.4(P)
---------------------------------------------------------------------------------------------------------------------------------

P: Preliminary. All indexes are subject to revision four months after original publication.

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                     --------------